Sunshine Specialties
Regional Member of National Sales Associates
2097 B Laguna Canyon Road
Laguna Beach, CA 92651
Email, Sunspecial@aol.com
www.sunshinespecialties.com
www.nationalsalesassociatesllc.com

Broker/Company Agreement

This agreement dated June 25, 2017, is between Sunshine Specialties, hereinafter referred to as the Broker and, Humbly Hemp, **hereinafter** referred to as the Company.

IT IS THEREFORE AGREED among the parties as follows:

1. The Broker shall be the exclusive Company representative to the Natural Products Industry in the following areas: Southern California. from San Luis Obispo to the Mexican Border.

2. The Broker shall receive a **5%** commission on the sale of all products specified in Attachment A-Manufacturer's price list, sold through distributors or direct in the natural products and specialty class of trade. Distributor payments are based on a percentage of business in the specific territory. Payment is made on the invoiced value of the merchandise after any off invoice allowances that appear on the invoice. It is further understood that there shall be no deductions due to advertising allowances, closeouts, markdowns, or for any other reason unless mutually agreed upon in writing. Also, MCB's are deducted from gross sales.
   a) It is further understood that the broker is guaranteed a minimum commission fee of $1500.00 per month, ***the first six months are payable the first of every month, prior to us working the line.***

3. Any additional commissions will be paid by the 20th of the month following the month the invoice is paid. Commissions shall be paid on all sales made of the assigned products and assigned distributors in the territory unless otherwise agreed upon in writing. Furthermore, commissions will be paid on all orders submitted by the Broker, retailer, or distributor via telephone, mail, fax, email, or through any other means without the broker's assistance. The Company shall inform the Broker of all verbal communications with the customers and furnish the Broker with all customer and Company correspondence.

4. All broker orders will be subject to acceptance by the Company. All customer orders must comply with the Company's schedule of price, terms, and conditions of sale.

5. The Company agrees to carry the necessary product liability insurance and to protect and indemnify the Broker and the Broker's customers from all claims arising from the use of the Company's products. It is further understood that the Broker shall act only as an agent of the Company that neither the Broker nor its employees shall be considered employees of the Company, and neither party shall in any event be held liable or accountable for obligations incurred by either party other than specified herein. It being specifically understood that the respective businesses of each of the parties shall be operated separate and apart from each other.

6. The Company shall furnish the Broker with all the necessary sales supplies such as catalogs, price lists, display material, and other sales aids in sufficient quantity to fulfill the requirements of the territory, at no charge, unless agreed upon in writing. In addition, the Company shall furnish adequate samples to the Broker. Such samples will remain the property of the Company. The Broker shall exhibit reasonable care in accounting for all samples and if requested shall return said samples to the Company at the Company expense.

7. The Company shall maintain an accurate set of books and records regarding commissions due the Broker and agrees to promptly furnish the Broker with copies of all order acknowledgements and invoices that reflect shipments into the exclusive territory. Commission statements containing accurate purchase order numbers, shipping dates, customer's names and addresses, invoice numbers, and invoice dollar amounts shall be sent together with payment to the Broker on or about the 20th day of the month following the month in which the invoice is paid.

8. The Company agrees not to enter into any contract with any other sales representatives in the territory specified, **Southern California**, who service Natural Products, Mass Market, and specialty retailers and distributors during the term of this agreement.

9. SCOPE AND DURATION OF AGREEMENT: During the first 12 months of this agreement, the said agreement may be terminated on 30 days written notice by either party after a minimum of six months. If timely notice is not given, or if no notice is given, this agreement shall be automatically renewed under the same terms and conditions for additional one (1) year period (s).

Notice of termination by either party will increase by 30 days on the anniversary date of this agreement and subsequent anniversary dates unless otherwise mutually agreed in writing, the termination payment to be based on the average of the past 12 month's commissions.

At the termination of this agreement, a final accounting shall be made between the parties. The Broker shall receive full commissions on all accepted orders in house at the date of the effective date of the termination of this agreement, which are shipped after the termination date. Broker services rendered for less than one year automatically warrants one month's average commission. All monies due shall be paid in full at the time of termination. All commission payments shall be subject to review and approval by the Broker. By depositing any commission checks from the Company the Broker shall not waive any of its rights.

10. During the period of this agreement and for a period of one (1) year thereafter, the Company agrees that it will not hire, or otherwise utilize the services of any employee or sales associate of the Broker. The Company agrees that the loss of such employee would result in irreparable harm to the Broker.

11. The term of this agreement begins, **August 1, 2017** and runs for a period of one year, Thereafter; contract is renewable from year to year.

12. This agreement is the entire understanding between the parties. It cancels and supersedes all prior Agreements and understandings. There shall be no change or modification in any of the terms of this agreement unless it is amended in writing and signed by both parties. Both parties hereby agree that each of their respective expense amounts shall be deemed to constitute an investment which each of them hereby acknowledge and agrees will be willfully made without guarantee by the other party that they shall enjoy a return on all or part of their investment.

13. This agreement shall be binding upon each of the parties hereto, their heirs, successors, assigns, and successors in interest.

14. In the event the Company fails to pay the Broker its compensation within 30 days the Broker shall have the right to suspend its performance of the agreement, until such time as the Company has made full and complete payment of all commissions and any other compensation due the Broker from the inception of this agreement through and including the date the suspension is terminated. The suspension in no manner terminates the obligation of the Company to comply with all the terms and conditions of the agreement, but permits the Broker to cease from promoting the Company's product until the suspension is terminated.

15. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with the laws of the State of California. Manufacturer and Broker agree that any litigation or arbitration instituted in connection with this Agreement shall be in Orange County, California.

16. If any provision of this Agreement is prohibited by law or judged by a court to be unlawful, void or unenforceable, the provision shall, to the extent required, be severed from this Agreement and rendered ineffective as far as possible without modifying the remaining provisions of this Agreement, and shall not in any way affect any other circumstances of or the validity or enforcement of this Agreement.

17. Any failure by either party to enforce this agreement at any time or exercise any option provided for herein will not constitute a waiver of any provision of this agreement.

18. The parties hereby confirm and agree that this agreement is the result of negotiation and compromise, and that in interpreting this agreement, neither party shall be considered the drafter of the document, and that the language should not be strictly construed against either party. Instead, the language of the agreement should be interpreted consistent with the ordinary and reasonable meaning of the words used. The headings of the various sections of this agreement are included for purposes of convenient reference only and such headings shall not affect the construction or interpretation of this agreement. Whenever any gender is used herein, it shall also include the other genders whenever required by the contract.

19. Any dispute, controversy or claim arising out of this agreement which cannot be settled amicably shall be finally settled by court decision or arbitration at option of the Broker, to be held in Orange County, California, the arbitration in accordance with the rules of the American Arbitration Association. In the event that any party hereto brings

any type of proceeding to enforce its rights under terms of this agreement, the prevailing party in such proceeding shall be entitled to recover from the unsuccessful party all incidental costs and reasonable attorney fees incurred by said prevailing party. If in any litigation or collection action, including breach, enforcement, or interpretation, arising out of this broker agreement, the prevailing party in such litigation or collection action shall be entitled to recover attorney's fees, costs, including pre-judgment interest and expenses, including appellate attorney's fees and costs. In the event any payment due pursuant to this agreement, interest shall accrue at 1.5% per month on the outstanding amount due, until all monies are paid in full. Notwithstanding any provision to the contrary in this agreement, the Broker shall have full protection and rights from the current California statute , notwithstanding that this agreement is reduced to writing. Both parties here by waive a trial by jury.

READ AND AGREED TO:

Sunshine Specialties
(The Broker)

By: *Michael G. Iannotti*
Michael G. Iannotti, President

Accepted and Agreed To:

Humbly Hemp
(Manufacturer)

By: Daniel Crawford Dated: July, 17 2017